                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                      PUBLIC SERVICE COMPANY OF COLORADO
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

                                                                   April 8, 1996



Dear Shareholder:

     You are invited to attend the Annual Meeting of Shareholders (the "Meeting") of Public Service Company of Colorado (the "Company"). The 1996 Meeting will be held:

                 DATE:            May 14, 1996
                 TIME:            10:00 A.M., Denver time
                 PLACE:           Adam's Mark Hotel, 1550 Court Place
                                  Grand Ballroom - Lobby Level
                                  Denver, Colorado

     The attached Notice of Annual Meeting and Proxy Statement cover the formal business of the Meeting. The Meeting will consider the election of Directors, the approval of independent public accountants and, if presented, three shareholder proposals and such other matters as may properly come before the Annual Meeting. The accompanying Proxy Statement contains discussion of the matters to be considered. At the Meeting, your management will report on the operations of the Company and provide an update on the status of the proposed merger with Southwestern Public Service Company. The Directors and officers of the Company will respond to questions that shareholders may have.

     The Board of Directors encourages you to promptly complete, date, sign and return your Proxy Card. Return of the Proxy Card indicates your interest in the Company's affairs. Any shareholder present at the Meeting may nevertheless vote personally on all matters with respect to which such shareholder is entitled to vote.


                                           Sincerely yours,




                                           Chairman of the Board

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 14, 1996


TO THE SHAREHOLDERS OF THE COMPANY:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Public Service Company of Colorado (the "Company") will be held on the 14th day of May, 1996, at the Adam's Mark Hotel, Grand Ballroom, 1550 Court Place, Denver, Colorado, at 10:00 A.M., Denver time, for the purposes of
(1) electing a Board of Directors, (2) approving the appointment of Arthur Andersen LLP as independent public accountants, (3) acting upon three shareholder proposals, if presented at the Meeting, and (4) transacting such other business as may properly come before the Meeting or any adjournment or adjournments thereof. If elected, the Directors and Arthur Andersen LLP will serve until the earlier of the effective time of the merger with Southwestern Public Service Company or the 1997 Annual Meeting of Shareholders.

    The holders of record of Common Stock at the close of business on March 15, 1996, will be entitled to vote at the Meeting and at any adjournments thereof. Proxy soliciting material is being mailed to shareholders commencing on April 8, 1996.


                          By order of the Board of Directors.

Dated:  April 8, 1996.



                              W. WAYNE BROWN
                              Corporate Secretary



    The shareholders of the Company are urged to attend the Meeting, if possible. Please complete, date and sign the enclosed form of proxy now and mail it promptly in the self-addressed, postage paid envelope enclosed for that purpose, even if you presently plan to attend the Meeting. Any shareholder present at the Meeting may nevertheless vote personally on all matters with respect to which such shareholder is entitled to vote.

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Public Service Company of Colorado, a Colorado corporation (the "Company"), of proxies to be voted at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on May 14, 1996, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and at any and all adjournments of the Meeting.

     A form of proxy for use at the Meeting is enclosed. Any shareholder signing a proxy has the power to revoke the proxy at any time before the authority granted therein is exercised.

     The entire cost of the solicitation of proxies will be borne by the Company. Solicitations will be made by the Company primarily by use of the mails. Additional solicitation of proxies of brokers, banks, nominees and institutional investors will be made pursuant to the special engagement of Beacon Hill Partners, Inc., at a cost to the Company of approximately $3,500, plus out-of-pocket expenses. If necessary to obtain reasonable representation of shareholders at the Meeting, solicitations by the Company may also be made by telephone, facsimile, or personal interview. The Company will request brokers, banks, or other persons holding stock in their names or in the names of their nominees to forward proxy material to the beneficial owners of such stock or request authority for the execution of the proxies and will reimburse such brokers or other persons for their expenses in so doing.

     At March 15, 1996, the Company had outstanding 63,829,348 shares of Common Stock, par value $5 per share, entitled to one vote per share. In lieu of closing the stock transfer books of the Company, the Board of Directors fixed March 15, 1996 as the record date for the determination of shareholders entitled to vote at the Meeting and at any and all adjournments thereof. Colorado Law and the Bylaws of the Company provide that a majority of the shares entitled to vote shall constitute a quorum at a meeting of shareholders of the Company. Abstentions and broker non-votes will be counted as shares present for the purpose of establishing a quorum. If a quorum is present, approval of each of the items discussed herein to be voted on at the Meeting will require the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote on the matter. For purposes of determining whether an item has been approved by shareholders, abstentions will have the same effect as a vote against all items while broker non-votes will have the same effect as a vote against items 1 and 2 and no effect on the outcome of items 3, 4 and 5.

     The Annual Report to shareholders for the year ended December 31, 1995, which is not a part of this Proxy Statement, was mailed commencing on March 25, 1996, under separate cover to shareholders of record.

     The Board of Directors urges shareholders to complete, date, sign and return their proxies promptly.

                             ELECTION OF DIRECTORS

                              ITEM 1 ON PROXY CARD

     A board of fourteen Directors of the Company (the "Directors") is to be elected at the Meeting. These Directors will hold office until the earlier of the effective time of the merger with Southwestern Public Service Company or the next annual meeting and until their successors shall be duly elected and qualified.

     The nominees below will be elected Directors of the Company if they each receive the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote. The indication of a "withholding" of a vote on a nominee will have the same effect as a vote against the particular nominee. The Restated Articles of Incorporation of the Company do not permit cumulative voting.

     Shares represented by an executed proxy in the form enclosed will be voted for the election of the following nominees as Directors of the Company, unless otherwise directed:


                         WAYNE H. BRUNETTI
                         Wayne H. Brunetti is president and chief executive officer of Public
                         Service Co. of Colorado.  He joined the company in July 1994 as president and chief operating officer.  He became chief executive officer on January
                         1, 1996. He also serves as a director of e prime, president and a director of Young Gas Storage Company, and a director of Natural Fuels Corp.  Mr.
                         Brunetti is the former president and chief executive officer of Management
                         Systems International, a Florida management consulting firm that he founded in 1991. Prior to that, he was executive vice president of Florida
                         Power & Light Company, where he had responsibility for more than half of
 AGE                53   that company's operations.  Mr. Brunetti currently serves on the Edison
 DIRECTOR SINCE   1994   Electric Institute's Policy Committee of Communication, Marketing and
                         Corporate Services.  He also serves as a board member of the Colorado
                         Association of Commerce and Industry and a member of The Rotary Club of
                         Denver.  He holds a B.S. degree in Business Administration from the
                         University of Florida, and is a graduate of the Harvard Business School's
                         Program for Management Development.

                         COLLIS P. CHANDLER, JR. (G)
                         Collis P. Chandler, Jr. is chairman and chief executive officer of The
                         Chandler Company and two of its subsidiaries, Chandler & Associates, Inc.
                         and Chandler-Simpson, Inc.  Chandler & Associates, Inc. is engaged in the
 AGE                 69  oil and gas exploration and production business.  Mr. Chandler has served
 DIRECTOR SINCE    1985  the Chandler companies since 1955, when he founded Chandler-Simpson, Inc.
                         He received a B.S. in Mechanical Engineering from Purdue University in
                         1948 and is a Registered Professional Engineer in Colorado. Mr. Chandler
                         is a member of the National Petroleum Council and served as its chairman from 1976 to 1979.  In 1979, he received the Secretary of Energy's
                         Distinguished Service Medal for his service as chairman of the Council.
                         He is a director of the American Petroleum Institute, and in 1994 was the
                         recipient of its highest award, The Gold Medal for Distinguished
                         Achievement.  Mr. Chandler is a former director of the Gas Research
                         Institute and a past chairman of the Natural Gas Supply Committee, a
                         Washington, D.C.-based committee of large and small producers of natural gas.  He is also a member of the executive committee and a former president of the Rocky Mountain Oil & Gas Association.  He is a past president of the Purdue University Alumni Association and a former member of the Purdue Foundation Board of Governors.  Mr. Chandler is also a member of the Rocky Mountain Association of Geologists, the American
                         Association of Professional Landsmen and the Society of Petroleum
                         Engineers.

                         DR. DORIS M. DRURY (A)(H)
                         Dr. Doris M. Drury is the John J. Sullivan Professor of Free Enterprise
                         Economics at Regis University, a position she has held since January 1990.
                         She was executive director of the MBA Program until July 1993, when Dr.
 AGE                 69  Drury became special assistant to the president of Regis University.
 DIRECTOR SINCE    1975  Prior to her positions with Regis University, she was a professor of economics at the University of Denver for 24 years.  She is also president of the Center for Business and Economic Forecasting, Inc.  Dr. Drury is a
                         director of Equitable of Iowa Companies, Blue Cross/Blue Shield of
                         Colorado and Premier Bank. She served on the Colorado Bankers
                         Association's Project Consensus Task Force and on the Governor's
                         Management and Efficiency Study Committee. Dr. Drury was previously chairperson of the Board of Directors of the Federal Reserve Bank of
                         Kansas City, Missouri, and chairperson of the Department of Economics and
                         Public Affairs Program and director of the Division of Research at the
                         University of Denver.

                         THOMAS T. FARLEY (C)
                         Thomas T. Farley is a senior partner in the law firm of Petersen & Fonda,
                         P.C. in Pueblo, Colorado, which he joined in 1974.  He received his LL.B.
                         from the University of Colorado and a B.S. in Economics from the
 AGE                 61  University of Santa Clara.  He is now a member of the University of Santa
 DIRECTOR SINCE    1983  Clara's Board of Regents.  He is a past president of the governing boards of Colorado State University, the University of Southern Colorado and Ft.
                         Lewis College, past chairman of the Colorado Wildlife Commission, and past
                         commissioner of the Colorado State Fair.   He also served as Minority
                         Leader of the Colorado House of Representatives from 1967 to 1975.  He is a director of Health Systems International, Inc., a community director of
                         Norwest Pueblo and Norwest Sunset, and a member of Norwest Colorado's statewide Community Relations Committee.  He is also a trustee and president of the Catholic Foundation of the Diocese of Pueblo, and trustee of the Farley Foundation and the Great Outdoors Colorado Trust Fund.

                         GAYLE L. GREER (C)
                         Gayle L. Greer is senior vice president, division operations, for Time
                         Warner Communications.  Prior to this appointment in February 1996 she served as cable and group vice president for Time Warner Cable's National
 AGE                 54  Division. She held these positions from February 1996 to 1984.  Prior to
 DIRECTOR SINCE    1986  1984, she was manager, director and vice president of new market development for Time Warner Cable.  She has also served as executive director of the Fort Wayne (Indiana) Urban League and deputy director of the Houston Urban League. Ms. Greer received a B.S. in Political Science and Sociology and a masters degree in Social Work from the University of
                         Houston.  Ms. Greer is a director of Blue Cross/Blue Shield of Colorado,
                         Colorado Ocean Journey, the Metropolitan State College Foundation and the
                         Hope Center.  She is a member of the Metro Denver Chamber of Commerce
                         Board of Directors and Executive Committee, the University of Colorado
                         School of Journalism and Telecommunications, member and co-founder of the
                         National Association of Minorities in Cable, and a board member of the
                         Women's Forum of Colorado.

                         A. BARRY HIRSCHFELD (E)
                         A. Barry Hirschfeld is president of A. B. Hirschfeld Press, Inc., a commercial printing company.  He has held this position since 1984.  He is
 AGE                 53  the third generation to head this family-owned business, which was founded
 DIRECTOR SINCE    1988  in 1907. He received his M.B.A. from the University of Denver and a B.S. in
                         Business Administration from California State Polytechnic University. Mr.
                         Hirschfeld serves on the boards of directors of the Boettcher Foundation;
                         Mountain States Employers Council, where he is vice chair and chair elect;
                         the Rocky Mountain Multiple Sclerosis Center; the National Conference of
                         Christians and Jews; the Boy Scouts of America; the Cherry Creek Arts
                         Festival; and the National Jewish Center, where he serves as vice president of the board.  He also serves on the Advisory Board of the Harvard
                         University Divinity School Center for Values in Public Life.  He is vice president of the Mile Hi Stadium Club and a member of the KUSA 9Who Care
                         Board of Governors; the One Hundred Club of Denver; Colorado Concern, where he serves on the executive committee; Denver Mayor Wellington Webb's
                         Advisory Committee; and the Allied Jewish Federation Endowment Committee.
                         Mr. Hirschfeld is past board chairman and life member of the Denver Metro
                         Convention and Visitors Bureau; past chairman of the Denver Art Museum;
                         past president of the Metro Denver Executive Club; past board vice president of Graland Country Day School; past board member of the Allied
                         Jewish Federation; and past board member of the Scientific and Cultural
                         Facilities District Board for Colorado.

                         D. D. HOCK (B)
                         D. D. (Del) Hock serves as chairman of the board of Public Service Co. of
                         Colorado.  A native Coloradan, he began his career with Public Service Co.
 AGE                 60  in 1962.  In 1985, he was elected senior vice president of utility services
 DIRECTOR SINCE    1985  and to the board of directors.  Mr. Hock became president and chief operating officer in 1986 and assumed the position of president and chief executive officer in October 1988.  In February 1989, he became chairman of the board.  He stepped down as president of the Company in July 1994, and as chief executive officer in January 1996.  Mr. Hock received his B.S.
                         degree in Accounting from the University of Colorado, Boulder.  He currently serves on the Mile High United Way Board of Trustees, the Denver
                         Area Council Boy Scouts of America Board of Trustees, the Committee for
                         Economic Development Board of Trustees, the University of Colorado
                         Foundation Board, the Economic Club of Colorado Board, the State Board of
                         Agriculture, and the Colorado Symphony Association Board of Trustees.  He
                         also serves as a director of the Public Education & Business Coalition, the
                         Denver Metro Chamber Foundation, the Mountain States Employers Council and
                         Serv-Tech, Inc.  He is on the boards of directors of the Edison Electric
                         Institute, Electric Power Research Institute, Western Energy Supply and
                         Transmission (WEST) Associates and the Association of Edison Illuminating
                         Companies.  He also serves on the Western Regional Council Board of
                         Trustees.  Mr. Hock is a member of the Colorado Forum, Colorado Society and
                         American Institute of Certified Public Accountants, the Western Stock Show
                         Association Board of Directors and The Rotary Club of Denver.

                         GEORGE B. MCKINLEY (A)(G)
                         George B. McKinley is active in the banking, investment and ranching businesses.  Mr. McKinley is chairman and chief executive officer of First
 AGE                 68  National Banks in Evanston and Kemmerer, Wyoming.  He assumed these
 DIRECTOR SINCE    1976  positions for the Evanston bank in 1989, and for the Kemmerer bank in
                         1991. He is president and chief executive officer of First McKinley
                         Corporation, a bank holding company.  He became both president and chief executive officer in 1972.  He also serves as a director of the Bankers
                         Bank of the West in Denver.  Mr. McKinley served as president and chief executive officer of C.C.B., Inc., and of the Central Bancorporation, Inc.
                         (Denver) until 1986.  He is active in the American, Colorado and Wyoming bankers associations, and served as a director of the Wyoming Bankers
                         Association and president of the Colorado Bankers Association.

                         WILL F. NICHOLSON, JR. (A)(G)
                         Will F. Nicholson, Jr. is chairman of Rocky Mountain Bank Card System, a credit card company.  In February 1995, he retired as chairman, chief
 AGE                 66  executive officer and president of Colorado National Bankshares, Inc., a
 DIRECTOR SINCE    1981  bank holding company.  He was elected president of Colorado National
                         Bankshares, Inc. in 1975 and chairman and chief executive officer in 1985.
                         Mr. Nicholson serves as a director of Boys and Girls Clubs of Metro
                         Denver; Columbia/HealthONE; the Colorado Golf Association; the National
                         Western Stock Show Association; Downtown Denver, Inc.; and the U.S.
                         Chamber of Commerce.  He is chairman of Visa, U.S.A., Inc. and a director of Visa International.  Mr. Nicholson is a past director and chairman of the Greater Denver Corporation and past chairman and a member of the board of the Association of Bank Holding Companies.

                         J. MICHAEL POWERS (D)
                         J. Michael (Mic) Powers has been president of Powers Masonry Supply of
                         Cheyenne and Fort Collins and of Powers Products Co., a specialty
 AGE                 53  construction company in Cheyenne and Denver, since 1974.  A native of
 DIRECTOR SINCE    1978  Cheyenne, Wyoming, Mr. Powers is a director of the American National Bank
                         - Cheyenne. He is past chairman of Cheyenne LEADS, an economic development organization, and has also served as president of the Cheyenne Chamber of
                         Commerce.  Mr. Powers is a 1965 graduate of the University of Arizona.

                         THOMAS E. RODRIGUEZ (C)
                         Thomas E. Rodriguez is a CPA in Colorado and has been president and general manager of Thomas E. Rodriguez & Assoc., P.C., a certified public accounting firm, since 1985.  Mr. Rodriguez served as a director and
 AGE                 51  president of Rodriguez, Roach & Assoc., P.C. from 1982 to 1985.  He is a
 DIRECTOR SINCE    1986  director of Mercy Housing, Inc. and Accurate Machining, Inc.  He is a
                         trustee of the Colorado Historical Foundation and the American Tax Policy
                         Institute in Washington, D.C., as well as president of the Colorado
                         Association of Hispanic CPAs and the Archdiocesan Finance Council of
                         Denver.  Mr. Rodriguez has served since 1982 as an Appeals Court Judge for the Selective Service System.  Until 1993, he served as a director of the
                         Federal Reserve Bank in Kansas City, and in 1985 he was president of the
                         National Association of Hispanic CPAs.  Mr. Rodriguez is past president of the Latin Chamber of Commerce and past director of the Executive Committee of the SBA in Washington, D. C., the Denver Chamber of Commerce and
                         Skyline Office Products.  He has also served as chairman of the Leadership
                         Denver Selection Committee and was a member of the Colorado Hispanic
                         Advisory Council, the Minority Energy Task Force for Colorado, and the
                         Colorado Small Business Council.  He received a B.S. in Business and
                         Accounting from Colorado State University.

                         RODNEY E. SLIFER (E)
                         Rodney E. Slifer is a partner in Slifer, Smith & Frampton/Vail Associates
                         Real Estate, LLC, a diversified real estate company.  He has held this position since June 1994.  From June 1989 to June 1994, he was a partner
 AGE                 61  in Slifer, Smith & Frampton.  He served as president of Slifer & Company
 DIRECTOR SINCE    1988  from 1968 until 1989. He is currently a director of Alpine Banks of
                         Colorado, a position he has held since 1983.  Mr. Slifer is vice president and a board member of the Vail Valley Foundation and co-founder and director of the Jerry Ford Invitational Golf Tournament.  Mr. Slifer has
                         served as mayor and a member of the Town Council for the Town of Vail, a board member of Colorado Open Lands, a member of the Urban Land Institute and a board member of the University of Colorado Real Estate Council.

                         W. THOMAS STEPHENS (F)(G)
                         W. Thomas Stephens is chairman, president and chief executive officer of
                         Manville Corporation, an international manufacturing and natural resources company.  Mr. Stephens began his career with Manville Corporation in 1963.
 AGE                 53  In October 1982, he was elected president of Manville Forest Products
 DIRECTOR SINCE    1989  Corporation, a subsidiary of Manville Corporation.  He was elected chief financial officer and executive vice president of Manville Corporation in
                         1984, and president and chief executive officer in 1986.  He has been a member of the Manville Corporation Board since March 1986, and became its chairman in June 1990. He also serves on the board of one of Manville's subsidiaries, Riverwood International Corporation.  Mr. Stephens serves as a director of Ball Corporation, Stillwater Mining Company and The Denver
                         Art Museum.  He is a member of The Business Roundtable, The Conference
                         Board, the Arkansas Academy of Industrial Engineering and the University
                         of Arkansas Advisory Council.  Mr. Stephens received his B.S. and M.S.
                         degrees in Industrial Engineering from the University of Arkansas.


                         ROBERT G. TOINTON (A)(G)
                         Robert G. Tointon is president and chief executive officer of Phelps-
                         Tointon, Inc., a position he assumed in June 1989.  Phelps-Tointon, Inc.
                         is a specialty construction contractor and manufacturer formed by Mr.
 AGE                 62  Tointon in June 1989 as a spin-off of certain assets of Phelps, Inc.,
 DIRECTOR SINCE    1988  where he served as president since 1982.  Phelps-Tointon, Inc. has four operating divisions: Rocky Mountain Prestress, Southern Steel Company,
                         Phelps-Tointon Millwork and Armor Safe Technologies.  Prior to 1982, Mr.
                         Tointon was president of Hensel Phelps Construction Company.  Mr. Tointon
                         is a director of the Writer Corporation and a former director of Mountain
                         Bell and Bank One of Colorado.  Mr. Tointon is a member of the Greeley
                         Rotary Club and the Colorado Forum.

NOTES
- ----------------------------------------------------
The age of each Director is as of December 31, 1995.

(a) Member of Executive Committee.
(b) Chairperson of Executive Committee.
(c) Member of Audit Committee.
(d) Chairperson of Audit Committee.
(e) Member of Pension Investment Committee.
(f) Chairperson of Pension Investment Committee.
(g) Member of Compensation Committee.
(h) Chairperson of Compensation Committee.

     If, at the time of the Meeting, any of these nominees will be unable to serve in the capacity for which he or she is nominated or will not be a candidate, an event which the Board of Directors does not anticipate, it is the intention of the persons designated as proxies to vote, in their discretion, for other nominees.

     The Company has a standing Executive Committee which exercises, subject to limitations provided by law, all the authority of the Board of Directors in the management of the Company between the meetings of the Board of Directors. The Executive Committee did not meet during 1995.

     The Company has a standing Audit Committee, which held seven meetings during 1995. The functions of the Audit Committee are to select and recommend to the Board of Directors a firm of independent public accountants to audit annually the books and records of the Company and its consolidated subsidiary companies; to review the scope of such audit; to receive and review the audit reports and recommendations; to transmit such audit reports and recommendations to the Board of Directors; to review the internal control procedures of the Company and its consolidated subsidiary companies and recommend to the Board of Directors any changes deemed necessary in such procedures; and to perform such other functions as the Board of Directors from time to time may delegate to the Audit Committee.

     The Company has a standing Pension Investment Committee, which provides investment oversight for the assets of the Company's Employees' Retirement Plan and the Employees' Savings and Stock Ownership Plan. The Pension Investment Committee appoints executives responsible for the management of pension plan assets, and approves investment objectives and policy guidelines for them to follow. The Pension Investment Committee receives regular reports on the status of pension plan and savings plan assets and reports at least annually to the Board of Directors. The Pension Investment Committee held two meetings in 1995.

     The Company has a standing Compensation Committee, which reviews performance of and recommends salaries and other forms of compensation for executive officers. The Compensation Committee annually reviews the process of establishing salaries and wages of Company employees; reviews the process of management development and long-range planning for Company development; and reviews and makes recommendations regarding fees and other compensation for Directors. In addition, the Compensation Committee is responsible for the oversight of the Omnibus Incentive Plan, the appointment of an executive officer responsible for day-to-day management of such plan, and the approval of the guidelines for the granting of awards under the Omnibus Incentive Plan.
The Compensation Committee met eight times during 1995.

     Thirteen meetings of the Board of Directors were held during 1995. All incumbent Directors attended 75% or more of the aggregate of the meetings of the Board and the committees on which they served in 1995. The Company does not have a nominating committee, but the Executive Committee functions in that capacity. Shareholders wishing to nominate candidate(s) for future consideration by the Executive Committee may do so by writing to the Secretary of the Company, at the address shown on the cover of this proxy, giving the candidate's name, biographical data and qualifications, along with a statement acknowledging their willingness to serve. Nominations must be received by September 30 of the year preceding the annual meeting date.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS as of January 31, 1996 (a)

====================================================================================================
    TITLE OF CLASS           NAME OF BENEFICIAL OWNER          AMOUNT AND NATURE OF     % OF CLASS
          (B)                                                BENEFICIAL OWNERSHIP (D)      (E)
- ----------------------------------------------------------------------------------------------------
 Common Stock         Wayne H. Brunetti                                      15,112(f)
- ----------------------------------------------------------------------------------------------------
 Common Stock         Collis P. Chandler, Jr. (1)                                8,884
- ----------------------------------------------------------------------------------------------------
 Common Stock         Dr. Doris M. Drury                                         1,714
- ----------------------------------------------------------------------------------------------------
 Common Stock         Thomas T. Farley (2)                                       3,120
- ----------------------------------------------------------------------------------------------------
 Common Stock         Gayle L. Greer                                               934
- ----------------------------------------------------------------------------------------------------
 Common Stock         A. Barry Hirschfeld (3)                                    4,534
- ----------------------------------------------------------------------------------------------------
 Common Stock         Delwin D. Hock (4)                                     62,658(f)
- ----------------------------------------------------------------------------------------------------
 Common Stock         George B. McKinley                                         1,000
- ----------------------------------------------------------------------------------------------------
 Common Stock         Will F. Nicholson, Jr. (5)                                 2,125
- ----------------------------------------------------------------------------------------------------
 Common Stock         J. Michael Powers                                          5,100
- ----------------------------------------------------------------------------------------------------
 Common Stock         Thomas E. Rodriguez (6)                                    1,814
- ----------------------------------------------------------------------------------------------------
 Common Stock         Rodney E. Slifer                                           9,299
- ----------------------------------------------------------------------------------------------------
 Common Stock         W. Thomas Stephens                                         3,303
- ----------------------------------------------------------------------------------------------------
 Common Stock         Robert G. Tointon (7)                                      5,000
- ----------------------------------------------------------------------------------------------------
 Common Stock         Richard C. Kelly (8)                                   17,566(f)
- ----------------------------------------------------------------------------------------------------
 Common Stock         Patricia T. Smith                                       3,467(f)
- ----------------------------------------------------------------------------------------------------
 Common Stock         A. Clegg Crawford                                       8,170(f)
- ----------------------------------------------------------------------------------------------------
 Common Stock         Directors & Executive Officers                        202,051(f)
                      as a Group (c)
====================================================================================================

Notes

(a) As of January 31, 1996, the Company is not aware of any persons who beneficially own more than 5% of the Company's Common Stock.

(b) Common Stock listed in the table represents the Company's Common Stock, $5 par value.

(c)   There are a total of 22 Executive Officers and Directors.

(d) The common shares represented above include those shares, if any, held under the Company's Employees' Savings and Stock Ownership Plan (the "ESOP").

(e) On January 31, 1996, the percentage of shares beneficially owned by any Director or named Executive Officer, or by all Directors and Executive Officers as a group, does not exceed one percent of the class of securities described above.

(f) The number of shares includes those which the following have the right to acquire as of February 21, 1996 through the exercise of vested options granted under the Omnibus Incentive Plan: Mr. Hock, 38,543 shares; Mr. Brunetti, 10,566 shares; Mr. Kelly, 13,867 shares; Ms. Smith, 2,717 shares; Mr. Crawford, 6,960 shares; and all Executive Officers as a group, 98,706 shares.

      Unless otherwise specified, each Director and named Executive Officer has sole voting and sole investment power with respect to the shares indicated.

(1) Mr. Chandler's wife owns 300 of these shares, ownership of which Mr. Chandler disclaims. In addition, Mr. Chandler shares investment power with Chandler-Simpson, Inc., of which he is President, with respect to 4,901 of these shares.

(2) Included in the total amount are 2,565 common shares held in a family trust of which Mr. Farley is beneficiary. Mr. Farley has no voting power but shares investment power with respect to these shares.

(3) Mr. Hirschfeld's wife owns 1,231 of these shares; Mr. Hirschfeld disclaims ownership of these shares. Additionally, Mr. Hirschfeld is a general partner in the Pinery West LLC which filed a Voluntary Petition for Reorganization under Chapter 11 of the U.S. Bankruptcy Code on December 26, 1995.

(4) Mr. Hock shares voting and investment power with his wife with respect to 20,247 of these shares.

(5) Mr. Nicholson's wife owns 500 of these shares; Mr. Nicholson disclaims ownership of these shares.

(6) Mr. Rodriguez's wife is custodian and has sole investment and voting power for their minor children with regard to 967 of these shares. Also, Mr. Rodriguez's wife owns 347 of these shares; Mr. Rodriguez disclaims ownership of these 1,314 shares.

(7) Mr. Tointon shares voting and investment power with respect to these shares with Phelps-Tointon, Inc., of which he is President and Chief Executive Officer.

(8) Mr. Kelly's wife owns 263 of these shares; Mr. Kelly disclaims ownership of these shares.


          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

      Based solely upon a review of Forms 3, 4 and 5 and written representation furnished to the Company, the Company believes that all Directors and Officers filed in a timely manner their reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended.

                       COMPENSATION OF EXECUTIVE OFFICERS
                                 AND DIRECTORS


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside Directors. The Board has delegated to the Committee the responsibility for establishing and administering the Company's base salary system, executive annual and long-term incentive compensation plans, and benefit programs.

      A primary objective of the Committee regarding executive compensation is to provide a total compensation package which, as a whole, will enable the Company to attract, retain and motivate a high-quality executive management team that will be focused on enhancing shareholder value.

      A guiding principle used in the development and administration of the Company's executive compensation plans is to align the interests of executive management with those of shareholders and customers. One of the ways this is achieved is by establishing plans that compensate executives on the basis of corporate, business unit, and individual performance goals. The plans include equity-based incentives so that the executives are motivated on an annual and long-term basis to respond to business challenges and opportunities as owners, not just as employees.

      Each year, the Committee reviews the total executive compensation program (which includes base salaries, annual and long-term incentives, benefits and perquisites). This review is conducted with the assistance of independent outside experts, including compensation consultants. In establishing compensation policies and levels, the Committee considers all elements of total compensation.

      The Omnibus Budget Reconciliation Act passed by the U.S. Congress during 1993 included several provisions impacting executive compensation. One of the provisions resulted in the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended. This section generally limits the corporate deduction for compensation paid during a year to any executive officer named in the proxy statement to $1 million, unless the compensation is performance based. The Committee, along with the Company's independent public accountants, legal counsel, and compensation consultants, have conducted an in-depth review of the potential impact of these provisions of the Act on the Company. Aggregate compensation levels in 1995 did not exceed $1 million and are not expected to in 1996 for any executive officer named in the proxy statement. Therefore, we believe Section 162(m) will not impact the Company's tax deduction for 1995 or 1996 compensation.

BASE SALARIES

      Base salaries for executives are reviewed by the Committee annually. In determining appropriate base salary levels, the Committee considers factors such as responsibilities, experience, individual performance, internal equity, and pay practices of other companies in the utility industry. Formal weightings are not assigned to these factors. In general, base salaries are targeted at or near the 50th percentile for the utility industry. We believe this objective allows the Company to attract and retain top quality executive talent, and the continuity of management enhances the Company's ability to achieve strategic objectives designed to benefit shareholders and customers. Overall, 1995 base salaries for all executives, including Mr. Hock, were in line with the 50th percentile.

      For compensation comparison purposes, data was collected from public and private surveys composed of utility companies which are similar to the Company in terms of sales volumes, lines of business, employment levels, customer mix, and service areas. The primary survey group of over 100 utilities includes almost all of the companies included in the S&P Electric Power Group, which is depicted in the Cumulative Five-Year Total Return Graph, as well as other utilities. We believe the S&P Electric Power Group is a representative cross section of the survey companies used for compensation comparisons and is appropriate for inclusion in the graph.

ANNUAL INCENTIVES

      Executives have the opportunity to earn annual incentive awards under the Omnibus Incentive Plan. The purpose of these awards is to promote the achievement of Company financial and strategic objectives which are designed to benefit shareholders and customers, focus executive attention on pre-established goals, and recognize individual performance while fostering team performance. The Committee believes that annual incentive awards serve to communicate Company goals to the executives and motivate executives not only to achieve but also potentially to exceed these goals. The Committee further believes that having a significant portion of executive compensation at risk fosters meeting these goals.

      In 1995, target awards were set for 11 executive officers, including all named Executive Officers. Target awards are expressed as a percentage of base salary, which in 1995 was 40% for Mr. Hock and ranged from 25% to 35% for all other named Executive Officers. The target award for Mr. Hock was below the median level in the utility industry. Similarly, targets for the other named Executive Officers were in line with or below median levels in the utility industry.

      Each executive earns the right to receive an award if pre-established corporate goals (based on earnings per share) are met. In addition, the Committee may adjust these awards based on its subjective assessment of business unit and individual performance. This assessment focuses on factors such as customer service, actual resource allocations relative to budget, other strategic business unit factors, and individual performance; however, formal weightings are not assigned to these factors. Achievement of 100 percent of goals would result in the target amount, with achievement of between 80 and 120 percent of goals resulting in a lesser or greater award. Actual awards are payable in cash or a combination of restricted stock (one-third) and cash (two-thirds). The Committee believes paying bonuses partially in restricted stock reinforces the Company's principal business objective of enhancing shareholder value as it aligns the interests of executives with those of shareholders. Actual annual incentive awards for 1995 for Mr. Hock and the named Executive Officers were calculated based on corporate performance that was slightly above target earnings per share which resulted in awards based on 104 percent of the target amount.

STOCK OPTIONS

      Stock options were granted in 1995 to 11 executives, including Mr. Hock and the named Executive Officers. The grants are made under the Omnibus Incentive Plan and are designed to link the interests of executives to improvement in long-term shareholder value. Award levels, when combined with other long-term incentive awards, are targeted to deliver compensation at the 50th percentile in the utility industry.

      Stock options vest ratably during the three-year period immediately following the date of grant. If vested, they may be exercised any time during the ten-year period following the date of grant. The stock option grants made to Mr. Hock and the Executive Officers are based on the value of the stock on the date of grant, competitive practices, and individual contributions. No formal weightings have been established for these criteria.

DIVIDEND EQUIVALENTS

      To further strengthen the tie between executive compensation and shareholder value, the 11 executives who received stock options were granted a target number of dividend equivalents under the Omnibus Incentive Plan. Payment of the dividend equivalents is subject to the achievement of earnings per share goals over a three-year performance period. The goals are established on an annual basis and are the same as those used for annual incentive awards. Attainment of 90 percent of the earnings per share goals represents the threshold at which 50 percent of the awarded dividend equivalents can be earned. Attainment of the target earnings per share goals (100%) will result in the executive earning 100 percent of the dividend equivalents awarded for that particular performance period. The maximum amount of dividend equivalents (150%) will be earned if at least 110 percent of the earnings per share goals are attained. Performance is assessed each year and, based on the schedule described above, a percentage award is calculated. Payment of dividend equivalents is dependent upon the average of the annual percentage awards during the entire performance period. In determining the average for the three-year period, any year in which the minimum performance (threshold) is not achieved, the percentage award is included as zero. Although the Company's achievement of 104 percent of the established goal in 1995 resulted in an annual award, the actual percentage of dividend equivalents granted in 1995, which will be paid, is dependent on performance during each year of the entire 1995 to 1997 performance period.

      The dividend equivalent amounts to be paid in early 1996, which are reported in the Summary Compensation Table, reflect performance during 1993, 1994, and 1995. Average performance during those years was slightly below target and resulted in awards of approximately 90 percent of target.

      The number of dividend equivalents granted to Mr. Hock and the Executive Officers was based on the number of unvested stock options from 1993, 1994, and 1995. Stock option and dividend equivalent grants for 1995 for the Chief Executive Officer and the named Executive Officers as a group remained below the 50th percentile.

COMPENSATION COMMITTEE MEMBERS
Dr. Doris M. Drury, Chairperson
Collis P. Chandler, Jr.
George B. McKinley
Will F. Nicholson, Jr.
W. Thomas Stephens
Robert G. Tointon

====================================================================================================================
                                            SUMMARY COMPENSATION TABLE
====================================================================================================================
                                          ANNUAL COMPENSATION              LONG-TERM COMPENSATION           ALL
     NAME AND PRINCIPAL                                                                                    OTHER
          POSITION                                                                                        COMPEN-
                                                                                                          SATION
                                                                                                          ($) (D)
                                    --------------------------------------------------------------------
                             YEAR                                             AWARDS            PAYOUTS
                                                                      ----------------------------------
                                     SALARY    BONUS ($)     OTHER    RESTRICTED   SECURITIES     LTIP
                                       ($)        (A)       ANNUAL       STOCK    UNDERLYING    PAYOUTS
                                                            COMPEN-     AWARDS     OPTIONS/       ($)
                                                            SATION      ($)(C)     SAR'S (#)
                                                            ($) (B)
- --------------------------------------------------------------------------------------------------------------------
 Delwin D. Hock              1995    $446,352    $225,440            $        0        26,500   $45,289   $22,318
 Chairman of the Board,      1994     428,014     197,648                     0        22,700    17,160    19,260
 and Chief Executive         1993     425,012      53,035                26,265        14,578              21,376
 Officer (e)
- --------------------------------------------------------------------------------------------------------------------
 Wayne H. Brunetti           1995     330,838     150,448                74,992        14,700         0     6,917
 President and Chief         1994     148,320      58,251               123,085        17,000         0         0
 Operating Officer (e)       1993
- --------------------------------------------------------------------------------------------------------------------
 Richard C. Kelly            1995     227,503     100,457                49,983         9,600    15,619    11,375
 Sr. V.P. Finance,           1994     215,005      49,970                24,756         8,200     5,631    10,362
 Treasurer                   1993     211,674      27,108                13,292         5,200              11,113
 and Chief Financial
 Officer
- --------------------------------------------------------------------------------------------------------------------
 Patricia T. Smith           1995     220,018      49,782                24,658         8,150         0         0
 Sr. V.P. and General        1994      15,834           0                21,563             0         0         0
 Counsel                     1993
- --------------------------------------------------------------------------------------------------------------------
 A. Clegg Crawford           1995     172,841      33,791                16,649         4,050     8,585     8,642
 V.P. Engineering and        1994     167,000      27,165                13,335         4,200     3,175     4,755
 Operations Support          1993     165,513      15,509                 7,491         2,810               5,265
====================================================================================================================

(a) The amounts shown in the "Bonus" column for 1995 represent the cash awards earned under the Omnibus Incentive Plan for financial performance in 1995. These awards were made in February 1996. In accordance with the plan guidelines, the entire award amount can be paid in cash or two-thirds of the award may be paid in cash and one-third in the form of restricted stock. At the election of each executive officer, all or a portion of the award may be deferred into the Executive Savings Plan ("ESP"). Mr. Hock's award was $150,008 and 2,135 shares ($74,992) of restricted stock. However, Mr. Hock elected to defer the value of the entire award into the ESP. Accordingly, both the cash portion and the value of the restricted stock portion of Mr. Hock's 1995 award are reflected in the "Bonus" column. In addition, Mr. Hock and each of the named Executive Officers received a bonus of $440 under the 1995 Employee Incentive Plan.

(b) Perquisites and other personal benefits do not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named Executive Officers.

(c) The amounts shown in the "Restricted Stock Awards" column for 1995 reflect the value of all restricted shares held as of year end as well as those restricted stock awards made under the Omnibus Incentive Plan described in footnote (a).


    Aggregate restricted stock holdings as of the February 1996 grant (including restricted stock held at year end which vested January 3, 1996) are as follows: Mr. Hock held 824 ($29,149) shares of restricted stock; Mr. Brunetti held 6,681 ($236,340) shares of restricted stock; Mr. Kelly held 2,655 ($93,921) shares of restricted stock; Ms. Smith held 1,452 ($51,365) shares of restricted stock; and Mr. Crawford held 1,148 ($40,611) shares of restricted stock. The value of the shares reported in this paragraph were calculated using the Company's 1995 year end stock price of $35.375.

    Dividends are paid on restricted stock when and as paid on the Company's Common Stock. Restrictions lapse two years from the date of grant.

(d) The amounts represented in the "All Other Compensation" column reflect the total of the matching contributions made under the ESOP and the matching contributions provided by the ESP. The ESP allows the named executives to receive credits for Company contributions to which they would be entitled under the ESOP if pre-tax deferral contributions were not limited by federal income tax laws. In accordance with the provisions of the ESP for Mr. Kelly, the 1993 and 1994 amounts also include Company contributions for the years 1989, 1990 and 1991. In 1995, the value of contributions made under the ESOP to Hock, Brunetti, Kelly, Smith and Crawford were $6,870, $3,125, $6,870, $0 and $6,870 respectively. The value of the contributions made under the ESP in 1995 to Hock, Brunetti, Kelly, Smith and Crawford were $15,448, $3,792, $4,505, $0 and $1,772 respectively.

(e) On December 19, 1995, the Company announced that D. D. Hock would step down as Chief Executive Officer ("CEO"), effective January 1, 1996, but would remain as chairman of the board. Wayne H. Brunetti was elected by the Board of Directors to succeed Mr. Hock as CEO, effective January 1, 1996.

=====================================================================================================
                               OPTION/SAR GRANTS IN LAST FISCAL YEAR
=====================================================================================================
                                                   INDIVIDUAL GRANTS
           NAME
                          ---------------------------------------------------------------------------
                           NUMBER OF
                          SECURITIES
                          UNDERLYING      % OF TOTAL
                           OPTIONS/      OPTIONS/SARS      EXERCISE
                             SARS         GRANTED TO        OR BASE                   GRANT DATE
                            GRANTED      EMPLOYEES IN        PRICE     EXPIRATION   PRESENT VALUE
                            (#)(A)        FISCAL YEAR       ($/SH)         DATE         ($)(B)
- -----------------------------------------------------------------------------------------------------
 Delwin D. Hock                 26,500            16.75%       $30.25       2/21/05      $103,589
- -----------------------------------------------------------------------------------------------------
 Wayne H. Brunetti              14,700             9.29%       $30.25       2/21/05       $57,462
- -----------------------------------------------------------------------------------------------------
 Richard C. Kelly                9,600             6.07%       $30.25       2/21/05       $37,526
- -----------------------------------------------------------------------------------------------------
 Patricia T. Smith               8,150             5.15%       $30.25       2/21/05       $31,858
- -----------------------------------------------------------------------------------------------------
 A. Clegg Crawford               4,050             2.56%       $30.25       2/21/05       $15,831
=====================================================================================================

(a) All options were granted to executive officers by the Compensation Committee of the Board of Directors on February 21, 1995. The options vest and may be exercisable only to the extent of 33 1/3% on the first anniversary date of the grant and to the same extent on the second anniversary and third anniversary. Such rights to exercise will be cumulative to the extent not exercised. All options expire 10 years from the date of grant.

(b) These amounts represent a theoretical present valuation based on the Black Scholes Option Pricing Model as adjusted for dividends. The values in the column are estimated based on an option value of $3.91. The option value was derived using the following assumptions:

    1.  the time to exercise is the option life of 10 years;
    2. the risk free rate is 7.47%, the interest rate on 10-year treasury strips as quoted in the Federal Reserve Statistical Release for February 1995;
    3.  the option strike price is $30.25;
    4.  the stock price at grant date is $30.25;
    5. the standard deviation of PSCo Common Stock, which is a measure of the volatility of the stock, is 12.26%; and
    6. future dividends are assumed to be increased $.04 annually, with the increase being declared in the first quarter of each succeeding year. The dividends are discounted at a rate of 11.00%.

Executives may not sell or assign these options, which have value only to the extent of future stock price appreciation. These amounts or any of the assumptions should not be used to predict future performance of stock price or dividends.

=====================================================================================================
                        AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                   AND FY-END OPTION/SAR VALUES
=====================================================================================================
                                                                  NUMBER OF          VALUE OF
                                                                  SECURITIES      UNEXERCISED IN-
                                                                  UNDERLYING         THE-MONEY
                                                                 UNEXERCISED      OPTIONS/SARS AT
                                                             OPTIONS/SARS AT FY-     FY-END ($)
                                                                   END (#)              (A)
                                                             ----------------------------------------
           NAME           SHARES ACQUIRED    VALUE REALIZED      EXERCISABLE/      EXERCISABLE/
                          ON EXERCISE (#)         ($)           UNEXERCISABLE      UNEXERCISABLE
- -----------------------------------------------------------------------------------------------------
 Delwin D. Hock                          0                 $0             17,285/        $118,696/
                                                                           46,492          267,514
- -----------------------------------------------------------------------------------------------------
 Wayne H. Brunetti                       0                  0              5,667/         $49,586/
                                                                           26,033          174,502
- -----------------------------------------------------------------------------------------------------
 Richard C. Kelly                        0                  0              6,200/         $42,559/
                                                                           16,800           96,616
- -----------------------------------------------------------------------------------------------------
 Patricia T. Smith                       0                  0                  0/              $0/
                                                                            8,150           41,769
- -----------------------------------------------------------------------------------------------------
 A. Clegg Crawford                       0                  0              3,273/         $22,504/
                                                                            7,787           45,399
=====================================================================================================


(a) Option values were calculated with the closing stock price on December 31, 1995, of $35.375.

=====================================================================================================
                      LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR
=====================================================================================================
              NAME                NUMBER OF   PERFORMANCE OR  ESTIMATED FUTURE PAYOUTS UNDER NON-
                                   SHARES,     OTHER PERIOD         STOCK PRICE-BASED PLANS
                                   UNITS OR  UNTIL MATURATION
                                 OTHER RIGHTS    OR PAYOUT
                                    (A)(#)
                                                              ---------------------------------------
                                                                THRESHOLD        TARGET MAXIMUM ($
                                                                ($ OR #)       ($ OR #)      OR #)
- -----------------------------------------------------------------------------------------------------
 Delwin D. Hock                     46,492        1/1/95
                                                   thru           $47,422       $94,844   $142,266
                                                 12/31/97
- -----------------------------------------------------------------------------------------------------
 Wayne H. Brunetti                  26,033        1/1/95
                                                   thru           $26,554       $53,107    $79,661
                                                 12/31/97
- -----------------------------------------------------------------------------------------------------
 Richard C. Kelly                   16,800        1/1/95
                                                   thru           $17,136       $34,272    $51,408
                                                 12/31/97
- -----------------------------------------------------------------------------------------------------
 Patricia T. Smith                  8,150         1/1/95
                                                   thru            $8,313       $16,626    $24,939
                                                 12/31/97
- -----------------------------------------------------------------------------------------------------
 A. Clegg Crawford                  7,787         1/1/95
                                                   thru            $7,943       $15,885    $23,828
                                                 12/31/97
=====================================================================================================

(a) Dividend equivalents are granted under the Omnibus Incentive Plan. Dividend equivalents entitle the recipient to the cash amount equal to the average of the dividends paid over the performance cycle at the current dividend rate ([2.03 + 2.04 + 2.04]/3) multiplied by the number of units granted. Dividend equivalents are earned, if at all, at the end of a three-year performance period depending upon achievement of Earnings Per Share goals over the performance period. The Target represents the amount to be awarded if 100% attainment of the goal is achieved. Threshold represents the amount to be awarded if 90% of the goal is achieved, and Maximum represents the amount to be awarded if 110% of the goal is attained. Additional dividend equivalents may be granted each year by the Compensation Committee. Dividend equivalents vest at the target level immediately upon a change in control.

    The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Employees' Retirement Plan ("Retirement Plan") and the Supplemental Executive Retirement Plan ("SERP").

=============================================================================================
                                PENSION PLAN TABLE
=============================================================================================
REMUNERATION                              YEARS OF SERVICE
                                 15                         20           25 OR MORE YEARS
- ---------------------------------------------------------------------------------------------
    $100,000                $54,375                    $65,000                    $65,000
     125,000                 67,969                     81,250                     81,250
     150,000                 81,562                     97,500                     97,500
     175,000                 93,750                    113,750                    113,750
     200,000                105,938                    130,000                    130,000
     225,000                118,125                    146,250                    146,250
     250,000                130,313                    162,500                    162,500
     300,000                154,688                    195,000                    195,000
     400,000                203,438                    260,000                    260,000
     450,000                227,813                    292,500                    292,500
     500,000                252,188                    325,000                    325,000
     600,000                300,938                    390,000                    390,000
=============================================================================================

    The Retirement Plan portion of the amounts listed in the table is calculated based on the following formula: 1.5% of average final compensation multiplied by years of credited service.

    Average final compensation is based on the highest average of three consecutive years compensation. For the named Executive Officers, such covered compensation is reflected in the Salary column of the Summary Compensation Table. Federal regulations require that for the 1995 plan year no more than $150,000 in compensation be considered for the calculation of retirement benefits from the Retirement Plan, and the maximum amount paid from a qualified defined benefit plan cannot exceed $120,000, as of January 1, 1996. Benefits are calculated on a straight life annuity basis. The benefit amounts under the Retirement Plan are not subject to any deduction for Social Security benefits or other offset amounts.

    The number of years of service credited under the Retirement Plan as of December 31, 1995, were 33 years for Mr. Hock, 1 year for Mr. Brunetti, 27 years for Mr. Kelly, 1 year for Ms. Smith, and 7 years for Mr. Crawford (see "Employment Contracts and Change in Control Arrangements" for Mr. Brunetti, Ms. Smith and Mr. Crawford). Mr. Crawford is not a member of the SERP. There is no maximum number of years of credited service for calculation of benefits under the Retirement Plan.

    The SERP is a non-qualified supplemental pension plan for designated executive officers that provides increased benefits including those that would otherwise be denied because of certain Internal Revenue Code limitations on qualified benefit plans. As of December 31, 1995, there were 9 executive officers participating in the SERP, including the named Executive Officers (with the exception of Mr. Crawford). Benefits under the SERP are calculated such that, when added to the maximum benefits payable under the Retirement Plan, benefits will equal 65% of the participant's base salary at the participant's normal retirement date (age 65 or such earlier date as the participant is eligible and elects to retire with full benefits under the Retirement Plan). For executives who became participants in the SERP after March 26, 1991, the SERP benefits accrue over a 20-year period. Benefits are paid for 20 years with a 50% survivor benefit if death occurs sooner. The benefit amounts under the SERP are not subject to any deduction for Social Security benefits or other offset amounts.


                           COMPENSATION OF DIRECTORS

    Each Director who is not an officer is currently paid a fee of $24,000 per annum. Effective January 1, 1994, each non-officer Director is paid an additional attendance fee of $500 for each Board and committee meeting that such Director attends, with committee chairpersons receiving $750 per meeting of their respective committees that they attend.

    Effective January 26, 1988, the Company adopted a modified tenure policy for Directors, as amended. The primary purpose of the policy is to assure the continued availability to the Company of the varied experience of the Directors after their retirement. Under the provisions of the policy, and in consideration of the Directors' agreement to provide advice and counsel to the Board as requested, all Directors retiring after January 26, 1988, will be paid a monthly retainer equal to the base fee being paid to outside Directors at the time of their retirement. This retainer will be paid for 10 years or life, whichever is less. In addition, any outside Director who has served as a Director for a minimum of 10 years and who does not seek re-election for reasons other than physical or mental disability, the pressure of other duties, or similar reasons, shall also be paid this retainer.

    On January 1, 1994, the "Directors' Voluntary Deferral Plan" became effective. This non-qualified plan allows Directors to defer receipt of retention fees and/or meeting fees on a pre-tax basis. Messrs. McKinley, Nicholson, Rodriguez, and Tointon have elected to participate.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

    On August 22, 1995, the Company entered into severance agreements (the "PSCo Severance Agreements") with certain key employees, including Messrs. Hock, Brunetti and Kelly and Ms. Smith (each, an "Employee"), as amended. The PSCo Severance Agreements provide that if the Employee's employment is terminated by the Company for any reason other than cause, death or disability, or by such Employee in the event of constructive discharge at any time during the coverage period, the Company will pay the Employee a severance benefit equal to three years' compensation and the Employee will continue to receive welfare benefits and perquisites until the earlier of (i) three years after termination or (ii) 24 months after a 13th-Month Trigger. The 13-month Trigger permits the Employee to elect to terminate employment for any reason during the 30-day period following the one-year anniversary of a change in control (as defined in the PSCo Severance Agreements) and receive a severance benefit equal to two years' compensation. In addition, the Company will (i) pay such Employee the present value of the benefits that would have accrued under the qualified retirement plans in place and operational on the date of termination as if such Employee had received credit for the three-year period of severance,
(ii) treat such Employee as if he or she had continued to accrue benefits under the Company's SERP during the three-year period of severance and (iii) treat such Employee as if he or she were employed by the Company during the three-year period of severance for purposes of exercising stock options.

    The Company has entered into an employment agreement with Mr. Hock for a term ending January 31, 1997, as amended. Mr. Hock's agreement provides for a base salary of not less than $428,000 plus an annual target bonus opportunity of not less than 40% of base salary and an annual stock option award opportunity of not less than 160% of base salary.

    The Company has entered into an employment agreement with Mr. Brunetti for a term ending July 17, 1997, as amended. Mr. Brunetti's agreement provides for a single lump sum cash sign-on bonus in the gross amount of $25,000 in addition to the issuance of 4,000 shares of restricted stock of the Company. The agreement also provides for a base salary of not less than $325,000 plus an annual target bonus opportunity of not less than 35% of base salary and an annual stock option award opportunity of not less than 140% of base salary. Upon the commencement of employment with the Company, Mr. Brunetti was also issued stock options for 17,000 shares of stock of the Company. Mr. Brunetti's agreement also provides that Mr. Brunetti will participate in the SERP and will be entitled to full benefits upon retirement at age 65.

    The Company has entered into an employment agreement with Ms. Smith for a term ending December 4, 1997, as amended. The agreement provides for a single lump sum cash sign-on bonus in the gross amount of $20,000 in addition to the issuance of 750 shares of restricted stock of the Company. The agreement also provides for a base salary of not less than $220,000 plus an annual target bonus opportunity of not less than 30% of base salary and an annual stock option award opportunity of not less than 115% of base salary. Ms. Smith's agreement also provides that Ms. Smith will participate in the SERP and will be entitled to full benefits upon retirement at age 65.

    Upon termination of Mr. Hock's, Mr. Brunetti's, or Ms. Smith's employment after a Change in Control (as defined in their respective agreements), such individual will receive the greater of the payments he or she would otherwise be entitled to receive under their agreements, including tax-free reimbursement of any excise taxes paid thereunder, or the payments provided for in his or her respective severance agreements, as described above. Termination of employment with the Company to become an employee of a corporation which owns 100% of the Company will not be considered a termination of employment for purposes of these agreements. If the Company terminates Mr. Hock's, Mr. Brunetti's, or Ms. Smith's employment without cause, or such individual terminates his or her employment for good reason (each as defined in the agreements), such individual shall receive (i) his or her base salary for the remainder of the term of his or her agreement, (ii) the greater of the target or actual annual bonus paid for such year of termination for the remaining term of his or her agreement,
(iii) an immediate vesting of all outstanding incentive awards and the economic equivalent of any long-term awards he or she would have received during the remaining term of his or her agreement, (iv) additional credit under the SERP for the remaining term of his or her agreement, (v) additional contributions under the ESP that he or she would have received for the remaining term of his or her agreement, (vi) continued welfare benefits for the remaining term of his or her agreement, and (vii) a payment equal to the present value of the benefits he or she would have received under all then existing qualified retirement plans had he or she received credit for the remaining term of his or her agreement.

    The Company has entered into an agreement with Mr. Crawford pursuant to which Mr. Crawford will receive severance benefits equal to 26 weeks pay if his employment is terminated because his position is eliminated. Under the agreement, if Mr. Crawford's termination of employment occurs after his attainment of age 62, he will be entitled to benefit payments such that his total benefit payment under the Retirement Plan and agreement equals 40% of his monthly rate of salary at the time of termination. Such payments will be made for a period of 20 years and are estimated to be $69,136 annually if Mr. Crawford's termination of employment occurs at age 65. Upon Mr. Crawford's death, his beneficiary will receive 50% of the benefit described above for a period of 20 years, if his death occurs prior to the termination of employment, or for the remainder of such 20-year period if his death is after such termination of employment.

     The following line graph compares the yearly change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S&P Electric Power and the S&P 500 indices for the five-year period commencing December 31, 1990 ending December 31, 1995.

                      CUMULATIVE FIVE-YEAR TOTAL RETURN
                        ON A DIVIDEND REINVESTED BASIS

                      Total Return Graph represented here


                              1990       1991        1992        1993        1994       1995
                            -------------------------------------------------------------------
PSCO                         $100.00    $126.57     $144.47     $173.18     $170.07    $218.46
S&P ELECTRIC POWER           $100.00    $130.18     $137.83     $155.22     $134.91    $176.86
S&P 500                      $100.00    $130.47     $140.41     $154.57     $156.60    $215.45

Assumes $100 invested December 31, 1990 in common stock of PSCo, and the S&P Electric Power and S&P 500 indices.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1995, the following Directors served on the Compensation Committee:
Dr. Doris M. Drury, Collis P. Chandler, Jr., George B. McKinley, Will F. Nicholson, Jr., W. Thomas Stephens and Robert G. Tointon. None of these Directors are or have been an officer or employee of the Company or any of its subsidiaries. Mr. Tointon and Mr. Chandler, however, were involved in transactions with either the Company or a subsidiary of the Company. Set forth below is a summary of those transactions.

    During 1990, Fuel Resources Development Co. (Fuelco), a wholly-owned subsidiary of the Company, entered into an agreement with The San Juan Basin Consortium, Ltd. (of which Mr. Tointon and his affiliates were members) to purchase various ownership interests in proven acreage and further develop 40 net gas wells and the related gas gathering and water disposal systems. During 1992, Fuelco received $95,793 from The San Juan Basin Consortium in settlement of the final outstanding issues relating to the 1990 purchase of the San Juan Basin properties. By the end of 1991, 47 gross wells (completing Fuelco's 40 net well obligation) had been drilled. The wells are in various stages of production, dewatering or completion and the gathering and water disposal facilities serving several groups of wells have been completed. Fuelco's working interests in the properties range from 50% to 100% before, and 30% to 87% after, termination of the carried interest and payout.

    Prior to 1990, The San Juan Basin Consortium had invested $9,700,000 in this project. The working interest of the Consortium members ranged from 10% to 48% before payout, and from 8% to 26% after payout. Expenses related to such interests were carried by Fuelco during 1990 and 1991. Fuelco's obligation for payment of expenses related to such carried interests were to terminate on September 30, 1992, with respect to 33 gross wells. Due to a delay in development of these projects, however, Mr. Tointon and his affiliates agreed with Fuelco to extend the termination date as follows: (i) Fuelco continued to pay all expenses for the carried interest of Mr. Tointon and such affiliates through July 1, 1993, with respect to the wells and certain water disposal and gathering facilities and (ii) thereafter, Fuelco agreed to pay certain additional expenses with respect to these projects until completion. Such expenses paid by Fuelco and attributed to the interests of Mr. Tointon and his affiliates aggregated $407,687, $60,894 and $61,330 in 1993, 1994 and 1995
respectively. The terms and conditions of this transaction are substantially similar to those which would have been effected with unrelated parties.

    At the present time, Fuelco and Mr. Tointon are considering an offer from a third party to purchase their interest in the San Juan Basin Consortium. A final decision regarding this offer will be made upon completion of due diligence.

    In addition, the Company paid Rocky Mountain Prestress, which is an operating division of Phelps-Tointon Inc., of which Mr. Tointon is CEO and President, the sum of $256,572 for construction services during 1995. Such services were provided upon terms and conditions substantially similar to those which would have been effected with unrelated parties.

    During 1995, the Company received $76,683 from Chandler & Associates and Chandler-Simpson, Inc. for natural gas transportation from certain of its wells to Northwest Pipeline Corporation. Mr. Chandler is the controlling shareholder, President and a Director of Chandler & Associates and Chandler-Simpson, Inc. The terms and conditions of the transactions between the companies with which Mr. Chandler is associated and the Company are substantially similar to those which would have been effected with unrelated parties.

                       CERTAIN RELATIONSHIPS AND RELATED
                                  TRANSACTIONS

    During 1995, Powers Products Co., of which Mr. Powers is President, sold assets totaling $81,296 to Calcon Constructors, whom the Company has contracted with for the renovation of its old Headquarters Office Building. The terms and conditions of the transactions between the companies with which Mr. Powers is associated and the Company are substantially similar to those which would have been effected with unrelated parties.

    During 1995, the Company paid A.B. Hirschfeld Press, Inc., of which Mr. Hirschfeld is President, the sum of $196,202 for printing services. Such services were provided upon terms and conditions substantially similar to those which would have been effected with unrelated parties.

                   APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

                              ITEM 2 ON PROXY CARD

    Subject to approval by the holders of Common Stock at the Meeting, the Board of Directors has appointed Arthur Andersen LLP as the independent public accountants to audit the accounts of the Company and its consolidated subsidiaries for the 1996 calendar year. The firm audited the Company's
accounts in 1995.   A representative of Arthur Andersen LLP is expected to be
present at the Meeting, will be provided the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 1996 CALENDAR YEAR.

    UNLESS OTHERWISE DIRECTED, SHARES REPRESENTED BY AN EXECUTED PROXY IN THE FORM ENCLOSED WILL BE VOTED FOR THIS RESOLUTION.

                          SHAREHOLDER PROPOSALS

                          ITEM 3 ON PROXY CARD

    Mr. John and/or Margaret Gilbert, 29 East 64th Street, New York, NY 10021-7043, who own or represent a total of 800 shares of Company common stock and Mr. Allan Frank, 6882 East Center Avenue, Denver, CO 80224-1503, who owns a total of 100 shares of Company common stock, have informed management that they will propose the resolution as set forth below at the Annual Meeting. An affirmative vote of the holders of a majority of the Company's common stock, represented in person or by proxy and entitled to vote at the Meeting, is necessary for approval.

    "RESOLVED: That the stockholders of Public Service Company of Colorado, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

    REASONS: A California law provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

    The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons [from] becoming directors before they harm investors.

    We think cumulative voting is the answer to find new directors for various committees. Some recommendations have been made to carry out the CERES 10 points. The 11th should be, in our opinion, having cumulative voting and ending staggered boards.

    Cumulative voting is even more important with all the utility mergers and our recent one with Southwestern Public Service Company. Also, the many hugh [sic] derivative losses might have been prevented with cumulative voting.

    Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Ingersoll-Rand also having cumulative voting won two awards. FORTUNE magazine ranked it second in its industry as "America's Most Admired Corporations" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." In 1994 and 1995 they raised their dividend.

    Lockheed-Martin, as well as VWR Corporation now have a provision that if anyone has 40% of the shares cumulative voting applies, it applies at the latter company.

    In 1995 American Premier adopted cumulative voting. Allegheny Power System tried to take away cumulative voting, as well as put in a stagger system, and the stockholders defeated it, showing stockholders are interested in their rights."

    "IF YOU AGREE, PLEASE MARK YOUR PROXY FOR; IF DISAGREEING MARK AGAINST.
NOTE:  PROXIES NOT MARKED WILL BE VOTED FOR THIS RESOLUTION."

RESPONSE OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS HAS CONSIDERED ITEM 3 AND RECOMMENDS A VOTE "AGAINST" THIS RESOLUTION.

    The Board of Directors is of the opinion that the use of cumulative voting in the election of directors weakens the cohesiveness and effectiveness of a board. Each director of the Company currently is elected by the holders of a majority of the Company's outstanding shares, thereby permitting the directors to administer the affairs of the corporation for the benefit of all shareholders. Cumulative voting is directed toward, and can result in, the election of one or more directors by a special-interest shareholder or group of shareholders resulting in partisanship among directors. The shareholder or special-interest group electing a director by cumulative voting may seek to have that director represent the shareholder's or group's special interest rather than the interests of the shareholders as a whole. This partisanship among directors and voting on behalf of special interests could interfere with the effectiveness of the Board and could be contrary to the interests of the Company and its owners as a whole. The Board believes a cohesive group, working together in a timely and decisive manner on all issues affecting the Company, with accountability to all shareholders, is necessary in today's environment to provide effective leadership and protection of your investment.

    This proposal is a recommendation to the Board of Directors and would require future shareholder approval of an amendment to the Company's Restated Articles of Incorporation to implement.

    PLEASE NOTE, AS SPECIFIED IN THE SHAREHOLDER PROPOSAL, UNLESS OTHERWISE DIRECTED, SHARES REPRESENTED BY AN EXECUTED PROXY IN THE FORM ENCLOSED WILL BE VOTED FOR THIS RESOLUTION.

                          ITEM 4 ON PROXY CARD

    Mr. John E. Wiggins, 9265 West 81st Place, Arvada, CO 80005, who states he owns a total of approximately 475 shares of Company common stock, has informed management that he will propose the resolution set forth below at the Annual Meeting. An affirmative vote of the holders of a majority of the Company's common stock, represented in person or by proxy and entitled to vote at the Meeting, is necessary for approval.

    RESOLVED: "In order to increase stockholder equity and simultaneously reduce controllable expenses that the number of Directors be reduced to seven
(7)."

    REASONS: "It is estimated the reduction in Directors would result in a $225,000 reduction in compensation paid to Directors."

RESPONSE OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS HAS CONSIDERED ITEM 4 AND RECOMMENDS A VOTE "AGAINST" THIS RESOLUTION.

    A primary objective of the Board of Directors is to maintain a membership mix of directors who are individually and collectively cognizant of their responsibility to direct the Company. The directors are responsible for establishing broad corporate policies and for the overall performance of the Company. They also are expected to participate positively in deliberations of the board itself, and those of the several separate board committees that require in- depth analysis of important and complex issues. As the Company faces increasing competition and strives to be successful in the ever changing marketplace, the needs of the business are best served by drawing upon the expertise and insights of directors with an extensive range of experiences. A board that is too large cannot efficiently or effectively function, but a board that is too small lacks adequate representation, input, experience and guidance for the Company. While fourteen directors may not be the perfect number, the Board believes a membership of seven directors is too small. We are convinced that the benefits of these valuable contributions by the directors who would be eliminated by this proposal far outweigh the estimated costs (equivalent to
 .05% of total Operation, Maintenance, and Administrative and General costs) of their membership on the board and its committees. In the Board's opinion, the substantial reduction in the number of directors suggested by this proposal would not serve the interests of the Company's owners, customers, and employees.

    This proposal is a recommendation to the Board of Directors and would require future shareholder approval of an amendment to the Company's Restated Articles of Incorporation to implement.

    UNLESS OTHERWISE DIRECTED, SHARES REPRESENTED BY AN EXECUTED PROXY IN THE FORM ENCLOSED WILL BE VOTED AGAINST THIS RESOLUTION.

                          ITEM 5 ON PROXY CARD

    Ms. Georgia L. Wiggins, 9265 West 81st Place, Arvada, CO 80005, who states she owns a total of approximately 281 shares of Company common stock, has informed management that she will propose the resolution set forth below at the Annual Meeting. An affirmative vote of the holders of a majority of the Company's common stock, represented in person or by proxy and entitled to vote at the Meeting, is necessary for approval.

    RESOLVED: "Individuals who have become Directors for two years and are nominated for re-election for a third year must have an unencumbered cash investment in company stock equal to the total compensation received from the company in the previous calendar year."

    REASONS: "The nominal investment in company stock, by various directors, has been subject to comment at numerous annual meetings. It is believed that the changes requested by this proposal will result in board members being more aware of management activities regarding controlling expenses, company profitability and possible conflicts of interest."

RESPONSE OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS HAS CONSIDERED ITEM 5 AND RECOMMENDS A VOTE "AGAINST" THIS RESOLUTION.

    The Board believes that the establishment of a mandatory, arbitrary level of stock ownership is unwarranted. Each director is well aware of the fiduciary duty owed to the shareholders of the Company, including awareness of the activities enumerated above. The Board believes the selection of directors however, should be based primarily on the business experience, management skill and sound judgment which each contributes to the board rather than on the number of shares owned or any individual's wealth accumulation. As detailed elsewhere in this document, all of the Company's current directors hold significant investment interests in the Company. While the Board of Directors strongly favors direct stock ownership by its members, such investing is ultimately a personal decision and should not be dictated or mandated with regard to a "minimum" amount of such investment.

    UNLESS OTHERWISE DIRECTED, SHARES REPRESENTED BY AN EXECUTED PROXY IN THE FORM ENCLOSED WILL BE VOTED AGAINST THIS RESOLUTION.

                         TRANSACTION OF OTHER BUSINESS

The Board of Directors does not intend to bring before the Meeting any matters other than (1) the election of Directors and (2) the approval of the appointment of the Company's independent public accountants, however, management has knowledge of three shareholder proposals that may be brought before such Meeting. Additionally, if any other matter properly comes before the Meeting, it is the intention of the persons named in the form of proxy to vote the proxies in accordance with their judgment on such matter.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    Shareholder proposals intended to be presented at the 1997 Annual Meeting must be received by the Company no later than December 12, 1996, in order to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                    By order of the Board of Directors.
Dated:  April 8, 1996.


                                             W. WAYNE BROWN
                                           Corporate Secretary


    ALL SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE SELF-ADDRESSED, POSTAGE PAID ENVELOPE, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING.

To Participants in the Employee's Savings and Stock Ownership Plan of Public Service Company of Colorado and Participating Subsidiary Companies:

     As a participant in the Savings Plan, with shares of the Company's Common Stock allocated to your account on March 15, 1996, you may instruct the Trustee how to vote such shares at the Annual Meeting of Shareholders to be held May 14, 1996. The Proxy Statement of the Board of Directors is enclosed. Fractional shares shall be combined and voted by the Trustee to the extent possible to reflect the instructions of participants creditied with such shares. Your instructions to the Trustee will be held in strictest confidence and will not be divulged to any person, including officers or employees of the Company.

1.  ELECTION OF DIRECTORS
    W. Brunetti, C. Chandler, Jr., D. Drury, T. Farley, G. Greer, G. McKinley,
    W. Nicholson, Jr., J. Powers, T. Rodriguez, R. Slifer, B. Hirchfeld, W. Stephens, D. Hock and R. Tointon.

2. To approve the appointment of Arthur Andersen LLP as independent public accountants.

3. To act upon a shareholder proposal regarding cumumlative voting, if presented.

4. To act upon a shareholder proposal regarding a reduction of the size of the Board of Directors, if presented.

5. To act upon a shareholder proposal regarding a minimum stock investment requirement for Directors, if presented.

6. To consider and act upon any business as may properly come before the meeting or any adjournment or adjournments thereof.

          Please fold and detach card at perforation before mailing

- --------------------------------------------------------------------------------








                                       ADDRESS CHANGE OR COMMENTS

                                ----------------------------------------

                                ----------------------------------------

                                ----------------------------------------

                                PLEASE DATE AND SIGN exactly as name appears on this card indicating, where proper, offical position or representative capactity. For joint accounts, each joint owner should sign.

                                ----------------------------------------

                                ----------------------------------------
                                SIGNATURE(S)             DATE

                                     Please fold and detach card at perforation before mailing
- ------------------------------------------------------------------------------------------------------------------------------------

To Vanguard Fiduciary Trust Company
Trustee of the Employee Savings and Stock Ownership Plan of Public Service Company of Colarado and Participating Subsidiary
Companies.

[X] Please mark your votes as in this example.

This proxy, when properly executed, will be voted in the manner herein. If no direction is made, this Proxy will be voted FOR Items
1, 2, and 3 and AGAINST Items 4 and 5. See reverse for additional information.

1.  Election of Directors                                                                FOR  [ ]         WITHHELD   [ ]
For, except vote withheld from the following nominee(s):

- --------------------------------------------------------

The Board recommends a vote FOR Item 2.
2.  The approval of the appointment of Arthur Andersen LLP.                              FOR  [ ]      AGAINST  [ ]     ABSTAIN  [ ]

The Board recommends a vote AGAINST Item 3.
3.  Shareholder proposal regarding cumulative voting.                                    FOR  [ ]      AGAINST  [ ]     ABSTAIN  [ ]

The Board recommends a vote AGAINST Item 4.
4.  Shareholder proposal regarding Board size.                                           FOR  [ ]      AGAINST  [ ]     ABSTAIN  [ ]

The Board recommends a vote AGAINST Item 5.
5.  Shareholder proposal regarding stock investment requirement.                         FOR  [ ]      AGAINST  [ ]     ABSTAIN  [ ]

Mark here for address change and note on reverse side.  [ ]

The shareholder hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement attached hereto and the 1995 Annual Report sent under separate cover.

PROXY

                      PUBLIC SERVICE COMPANY OF COLORADO
                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 14, 1996
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

     The undersigned, a holder of Common Stock of Public Service Company of Colorado (the "Company") hereby appoints Dr. Doris M. Drury, D.D. Hock, George
B. McKinley, Will F. Nicholson, Jr., and Robert G. Tointon, or any one or more of them, the proxies and attorneys of the undersigned, with power of substitution (the action of a majority of them or their substitutes present and acting to be in any event controlling), to attend the Annual Meeting of Shareholders of the Company on May 14, 1996 and any adjournment or adjournments thereof, and thereat to vote all the shares of the Common Stock of the Company which the undersigned would be entitled to vote if personally present at such Meeting.


1.   Election of Directors:

     W. Brunetti, C. Chandler, Jr., D. Drury, T. Farley, G. Greer, G. McKinley,
     W. Nicholson, Jr., J. Powers, T. Rodriguez, R. Slifer, B. Hirschfeld, W.
     Stephens, D. Hock and R. Tointon.
                                                                                            ADDRESS CHANGE OR COMMENTS
2.   To approve the appointment of Arthur Andersen LLP as independent certified
     public accountants.                                                                    ----------------------------------------

3.   To act upon a shareholder proposal regarding cumulative voting for
     Directors, if presented.                                                               ----------------------------------------

4.   To act upon a shareholder proposal regarding a reduction of the size of the
     Board of Directors, if presented.                                                      ----------------------------------------

5.   To act upon a shareholder proposal regarding a minimum stock investment
     requirement for Directors, if presented.                                               ----------------------------------------

6.   To consider and act upon any business as may properly come before the
     meeting or any adjournment or adjournments thereof.                                    ----------------------------------------


- --------------------------------------------------------------------------------

[X] Please mark your
    votes as in this
    example.

This proxy when properly executed will be voted in the manner therein, if no direction is made, this proxy will be voted FOR Items 1, 2 and 3 and AGAINST Items 4 and 5. See reverse for additional information.

- --------------------------------------------------------------------------------
             The Board of Directors recommends a vote FOR Item 2.
- --------------------------------------------------------------------------------

1. Election of Directors (see reverse)

                            FOR          WITHHELD
                            [ ]            [ ]

For, except vote withheld from the following nominee(s):

_______________________________________________________


2. The approval of the appointment of Aurthur Andersen LLP.

                     FOR          AGAINST        ABSTAIN
                     [ ]            [ ]            [ ]

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
     The Board of Directors recommends a vote AGAINST Items 3, 4, and 5.
- --------------------------------------------------------------------------------

3. Shareholder proposal regarding cumulative voting.

                     FOR          AGAINST        ABSTAIN
                     [ ]            [ ]            [ ]

4. Shareholder proposal regarding Board size.

                     FOR          AGAINST        ABSTAIN
                     [ ]            [ ]            [ ]

5. Shareholder proposal regarding stock investment requirement.

                     FOR          AGAINST        ABSTAIN
                     [ ]            [ ]            [ ]

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Mark here for address change and note on reverse side.        [ ]

Mark here if you plan to attend meeting.                      [ ]


The shareholder hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement attached thereto and the 1995 Annual Report sent under separate cover.


SIGNATURE(S) _______________________________________ DATE ______________________
NOTE: PLEASE DATE AND SIGN exactly as name appears on this card indicating, where proper, official positon or representation capacity. For joint accounts, each joint owner should sign.

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